Board of Directors

Avangard Innovative Technologies Inc.

2360 Corporate Circle

Henderson, NV 89074

Gentlemen:

We consent to the use in this Registration Statement on Form S-1 of our report dated February 2, 2015 relating to the financial statements of Avangard Innovative Technologies Inc. as of December 31, 2014, and for the period from May 28, 2014 (inception) to December 31, 2015, and to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Paritz & Company, P.A.

Paritz & Company, P.A.

Hackensack, New Jersey

March 23, 2015